STOCK PURCHASE AGREEMENT

by and among

The KEYW Holding Corporation

Sycamore.US, Inc.

Sycamore Services, Inc.

The Stockholders of Sycamore.US, Inc.

and

The Representative of the Sellers

Dated as of November 29, 2010

Table of Contents

ii

Section 8.01	Conditions to Obligations of Each Party.	47
Section 8.02	Conditions to Obligations of Purchaser.	47

EXHIBITS

Exhibit A:	Escrow Agreement
Exhibit B:	Sample Working Capital Calculation
Exhibit C:	Employment Agreement
Exhibit D:	Registration Rights Agreement
Exhibit E:	Release
Exhibit F:	Intellectual Property Agreement

SCHEDULES

Disclosure Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 29, 2010 is entered into by and among The KEYW Holding Corporation, a Maryland corporation (the “Purchaser”), Sycamore.US, Inc., a Maryland corporation (the “Company”), Sycamore Services, Inc. (the “Subsidiary”), each of the persons listed on the signature pages attached hereto as a Seller (each a “Seller” and collectively the “Sellers”), who are stockholders of the Company, and Kurt Heckman, as the representative of the Sellers hereunder (the “Sellers’ Representative”).  The Purchaser, Company, Subsidiary, each of the Sellers and the Sellers’ Representative are referred to herein as a “Party” and together as the “Parties”.

RECITALS:

WHEREAS, the Sellers own all of the issued and outstanding shares of the capital stock of the Company;

WHEREAS, the Company owns all of the outstanding capital stock of the Subsidiary;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Sellers desire to sell and the Purchaser desires to acquire all of the outstanding capital stock of the Company;

WHEREAS, the Sellers are receiving the Aggregate Consideration described in Section 2.03 herein as consideration for the purchase and sale of the capital stock of the Company, and in reliance upon the representations, warranties, covenants and agreements of the Sellers, the Company and the Subsidiary set forth herein;

WHEREAS, the Purchaser has agreed that the representations and warranties regarding the business, operations, assets and affairs of the Company and Subsidiary set forth in Article III of this Agreement shall be made by the Company and the Subsidiary, without the Sellers joining in making such representations and warranties, on the condition that the Sellers indemnify the Purchaser Indemnified Parties for any Losses that arise out of the breach of the Company’s or the Subsidiary’s representations and warranties in Article III, as set forth in Article VII herein;

WHEREAS, the Sellers, who are receiving the Aggregate Consideration and all benefits from the purchase and sale of the Shares hereunder, have agreed to indemnify the Purchaser Indemnified Parties for any Losses that arise out of the breach of the Company’s or the Subsidiary’s representations and warranties in Article III, as set forth in Sections 6.05(f) and (g) and Article VII herein;

WHEREAS, Sellers acknowledge and agree that: (1) their receipt of the Aggregate Consideration and the other agreements and promises made herein on the part of the Purchaser constitute good and sufficient consideration for their undertaking of the indemnity obligations set forth in Sections 6.05(f) and (g) and Article VII herein, including those with respect to any breach of the Company’s or the Subsidiary’s representations and warranties in Article III, and (2) Purchaser has agreed to accept the Article III representations and warranties from the Company and Subsidiary without the Sellers joining in such representations and warranties in reliance on the Sellers’ agreement to the indemnity obligations described in these Recitals and in Section 6.05(f) and (g) and Article VII herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

Section 1.01        Definitions.

The following terms shall have the respective meanings set forth below throughout this Agreement:

“Accounts Receivable” means the accounts receivable, and any other accounts, notes and other receivables of the Company and Subsidiary, calculated using line items and methodology consistent with the Balance Sheet.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” shall have the meaning set forth in Section 2.03(a).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Applicable Percentages” shall have the meaning set forth in Section 2.03(e).

“Balance Sheet” means the unaudited consolidated balance sheet of the Company and Subsidiary as of August 31, 2010.

“Balance Sheet Date” means the date of the Balance Sheet.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Baltimore, Maryland are authorized or obligated by Law or executive order to close.

“Claims” shall have the meaning set forth in Section 7.05.

“Closing” means the consummation of the transactions set forth in Article II.

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.03(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 338(h)(10) Election” shall have the meaning set forth in Section 6.05(f).

“Company” shall have the meaning set forth in the preamble hereto.

“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (contingent or otherwise), properties, results of operations, or financial condition of the Company and Subsidiary, taken as a whole; provided, however, that effects caused solely by (a) adverse changes in general economic or political conditions or (b) changes in Laws or orders of any Governmental Authority or changes in GAAP or other applicable accounting rules, in each case, which do not affect the Company and Subsidiary, taken as a whole, disproportionately to other companies in their industry, shall be deemed to not constitute a “Company Material Adverse Effect” and shall not be considered in determining whether a “Company Material Adverse Effect” has occurred.

“Company Net Working Capital” shall have the meaning set forth in Section 2.03(d).

  “Current Assets” and “Current Liabilities” mean, as of any date, the consolidated current assets (including any cash) and consolidated current liabilities, respectively, of the Company and Subsidiary as of such date, determined in accordance with GAAP and using the same accounting principles, policies, practices, classifications and methodologies used in preparation of the Balance Sheet.  The parties expressly agree that the audit fees payable to Stegman & Company that will be incurred for the 2010 audit of the Company’s financial statements will be paid by the Purchaser and shall not be considered Current Liabilities for any purpose under this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.03(c).

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Materials or (b) the protection of natural resources, the environment, or human health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Materials), as such Laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“ERISA” shall have the meaning set forth in Section 3.18(a).

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Affiliates would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.03(b).

“Escrow Amount” shall have the meaning set forth in Section 2.03(b).

“Escrow Agent” shall have the meaning set forth in Section 2.03(b).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Foreign Plan” shall have the meaning set forth in Section 3.18(g).

“Fundamental Representations” shall have the meaning set forth in Section 7.06(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any contract with a Governmental Authority, including any Government Prime Contract, Government Subcontract, Offer or Teaming Agreement and any current proposals related to the foregoing and contracts issued in response to any such proposals, in each case including any Loss Contracts.

“Government Prime Contract” means any prime contract, basic ordering agreement, letter contract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made and close-out not completed, between the Company or Subsidiary and a Governmental Authority.

“Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, change, arrangement or other commitment of any kind, on which final payment has not been made, between the Company or Subsidiary and any prime contractor to a Governmental Authority or any subcontractor with respect to a Government Prime Contract.

“Governmental Authority” means any government or political subdivision, whether federal, state, local, foreign or supranational, or any agency, authority, official or instrumentality of any such government or political subdivision, or any federal, state, local, foreign or supranational court, tribunal or arbitrator.

“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof.

“Holdback Amount” shall have the meaning set forth in Section 2.03(b).

“Indebtedness” means all indebtedness of a Person for borrowed money, whether secured or unsecured, including, without limitation, (a) indebtedness of such a Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (c) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such lien or mortgage, (d) all obligations under leases which are required to be recorded as capital leases in respect of which such Person is liable as the lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) any obligations under any interest rate swap agreements, (g) all interest, fees and other expenses owed with respect to the indebtedness referred to above and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.03(c).

“Intellectual Property” means all rights in intellectual property of any type throughout the world including: (a) patents, patent applications and statutory invention registrations, including continuations, continuations-in-part, divisions, provisions, non-provisions, reexaminations, reissues and extensions; (b) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (d) trade secrets, including confidential information and know-how; (e) domain names; (f) moral rights; (g) shop rights; (h) inventions (whether patentable or unpatentable), invention disclosures, industrial design rights, industrial models and utility models; (i) discoveries, ideas, developments, data, technical, business and other information, including methodology, processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, market studies, manufacturing or marketing information, blueprints, drawings, chemical compositions, market research, specifications and methods of manufacture; (j) mask works and other semiconductor chip rights and registrations thereof; (k) computer programs and software including source code, object code, data and databases; (l) the right and power to assert, defend and recover title to any of the foregoing; (m) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use of other violation of any of the foregoing; and (n) all rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Inventory” means all raw materials, work-in-process, goods, supplies, inventory, spare parts, replacement and component parts, and materials used or consumed in a Person’s business.

“IRS” shall have the meaning set forth in Section 3.18(a).

“Knowledge of the Company” means the knowledge of each of Kurt Heckman, Hal Ammann, and Keith Howard in their capacities as officers and directors of the Company and the Subsidiary, based on the observance of their fiduciary duties.

“Law” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

“Lien” means any mortgage, lien, option, encumbrance, restriction, pledge, claim, interest, security interest, hypothecation, lease, sublease, license, adverse claim, easement, encroachment, burden, title defect, title retention agreement, voting trust agreement, right of first refusal, charge or other encumbrance, restriction or limitation, in each case other than any Lien for Taxes not yet due or delinquent or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty.

“Loss Contracts” means any contract for the sale of goods and/or services which, after allocation of costs including overhead and general and administrative expenses, would result in less revenue than those direct and allocable costs.

“Losses” shall have the meaning set forth in Section 7.02.

“Material Contracts” shall have the meaning set forth in Section 3.08.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Offer” means an “offer” to which the Company or Subsidiary is a party as defined in the Federal Acquisition Regulation (“FAR”) 2.101.

 “PBGC” shall have the meaning set forth in Section 3.18(h).

“Person” means any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, joint venture, unincorporated organization, governmental, judicial or regulatory body, business unit, division or any other business entity, organization or Governmental Authority.

“Plans” shall have the meaning set forth in Section 3.18(a).

“Post-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 6.05(b).

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser Common Stock” means shares of common stock of the Purchaser, par value $0.001 per share.

“Purchaser Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, would materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or under any other Transaction Document or to consummate the transaction contemplated by Article II.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.02.

“Purchaser Registration Statement” shall have the meaning set forth in Section 5.08.

“Real Property” shall have the meaning set forth in Section 3.09(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.04.

“Sellers” shall have the meaning set forth in the preamble hereto.

“Sellers’ Representative” shall have the meaning set forth in Section 2.05(a).

“Shares” means all of the issued and outstanding shares of capital stock of the Company.

“Straddle Period” shall have the meaning set forth in Section 6.05(b).

“Subsidiary” means Sycamore Services, Inc., a Maryland corporation.

“Subsidiary Unaudited Financial Statements” shall have the meaning set forth in Section 3.25.

“Tax” or “Taxes” means any taxes of any kind, including but not limited to any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, branch, profits, license, withholding, payroll, social security, unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other similar taxes (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any governmental or Tax authority.

“Tax Matter” shall have the meaning set forth in Section 6.05(e).

“Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company and Subsidiary, including any amendment thereof.

“Teaming Agreement” means a “contractor team arrangement(s)” as referenced in the FAR Subpart 9.601 to which the Company or Subsidiary is a party.

“Transaction Documents” means this Agreement, Escrow Agreement and the certificates referenced in Sections 8.02(a) and 8.03(a).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.06.

“WARN Act” shall have the meaning set forth in Section 3.19(c).

ARTICLE II.  SALE AND PURCHASE OF SHARES

Section 2.01        Closing.          Subject to and upon the terms and conditions set forth in this Agreement, on the Closing Date, Sellers will sell the Shares to Purchaser, and Purchaser will purchase the Shares from Sellers.  The closing of the sale and purchase of the Shares (the “Closing”) shall take place beginning at 10:00 A.M. local time on November 29, 2010, at the offices of Astrachan Gunst Thomas Rubin, P.C., 217 E. Redwood Street, Suite 2100, Baltimore, Maryland 21202, or such other time and place upon which the Parties may agree that all conditions set forth in Article VIII have been satisfied or waived.  The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date”.  While the Closing is occurring on November 29, 2010, the Parties hereby agree that the Closing shall have an effective date and time for accounting purposes (with respect to booking the revenues and expenses of the Company and Subsidiary) of 12:01 a.m. (Eastern Time) on November 27, 2010, and the Closing Date Net Working Capital shall be determined as of 12:01 a.m. (Eastern Time) on November 27, 2010.  By agreement of the Parties, the Closing may take place by conference call, telecopy or e-mail with exchange of original signatures by overnight mail.

Section 2.02         Transfer of Shares.

Upon the terms and subject to the conditions of this Agreement, on and as of the Closing Date, the Sellers hereby sell, assign and transfer, and the Purchaser hereby purchases, the Shares, free and clear of all Liens.

Section 2.03         Aggregate Consideration.

(a)           Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties, covenants and agreements of the Sellers, Company and Subsidiary set forth herein, and as consideration for the purchase and sale of the Shares, on and as of the Closing Date, the Purchaser agrees to pay and transfer to the Sellers the following consideration (collectively, the “Aggregate Consideration”):

(i)          Subject to Section 2.03(b), Twenty-Seven Million Dollars ($27,000,000) in cash by wire transfer of immediately available funds to the accounts designated by the Sellers, except for the portion of said payment to be paid by check to those Sellers identified on Schedule 2.03, which shall be paid by Purchaser’s check dated the Closing Date;

(ii)         Eighty-Seven Thousand Five Hundred (87,500) shares of Purchaser Common Stock to the Sellers indicated on Schedule 2.03; and

(iii)        the amount, if any, determined pursuant to Section 2.03(d) below within the time frame set forth therein.

(b)           On the Closing Date, One Million Five Hundred Thousand Dollars ($1,500,000) (the “Escrow Amount”), that would otherwise be delivered to the Sellers pursuant to Section 2.03(a), shall be transferred to a separate escrow account (the “Escrow Account”).  The Escrow Amount shall be held in escrow until the end of the fifteen (15) month period following the Closing Date (or as otherwise set forth in the Escrow Agreement), as partial security for the indemnification obligations of the Sellers set forth in this Agreement.  The Escrow Amount and the release thereof to the Purchaser and Sellers shall be governed by the terms and conditions of an Escrow Agreement among the Sellers’ Representative on behalf of the Sellers, the Purchaser and Manufacturers and Traders Trust Company (the “Escrow Agent”) in the form attached hereto as Exhibit A (the “Escrow Agreement”).  On the Closing Date, Seventy Five Thousand Dollars ($75,000) (the “Holdback Amount”) that would otherwise be delivered to the Sellers pursuant to Section 2.03(a), shall be transferred to a separate account maintained by the Sellers’ Representative for use solely to pay professional fees and expenses and other costs incurred subsequent to the Closing Date to perform the obligations of Sellers and the Sellers’ Representative.

(c)           Within sixty (60) days after the Closing Date, the Purchaser shall have prepared and delivered to the Sellers’ Representative the calculation of Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”).  The calculation of Closing Date Net Working Capital shall be in the form and use the methodology set forth on Exhibit B hereto.  The calculation of the Closing Date Net Working Capital shall be final and binding on the parties unless, within thirty (30) days after delivery to the Sellers’ Representative, the Sellers’ Representative delivers to the Purchaser a notice of dispute (a “Dispute Notice”) specifying in reasonable detail the items in dispute.  Such items in dispute shall be limited to claims of the Purchaser’s arithmetic error or use of accounting principles, policies, practices, classifications or methodologies other than those set forth in Exhibit B.  After delivery of a Dispute Notice, the Sellers’ Representative and the Purchaser shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) days after delivery by the Sellers’ Representative of the Dispute Notice, the dispute shall be submitted to Grant Thornton LLP, or such other independent public accounting firm as mutually agreed to by the Purchaser and the Sellers’ Representative (the “Independent Accounting Firm”).  The Independent Accounting Firm shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice to the Independent Accounting Firm, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the Purchaser and the Sellers’ Representative, provided that, (i) in resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party; and (ii) in no event shall Closing Date Working Capital as determined by the Independent Accounting Firm be less than Purchaser’s calculation of the Closing Date Working Capital nor more than the Sellers’ Representative’s calculation of Closing Date Working Capital set forth in the Dispute Notice.  The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties.  The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Sellers and one-half by the Purchaser.

(d)           If the Closing Date Net Working Capital, as determined in accordance with Section 2.03(c) above, is less than Two Million Dollars ($2,000,000) (the “Company Net Working Capital”), the Aggregate Consideration shall be reduced on a dollar-for-dollar basis by the amount by which the Company Net Working Capital exceeds the Closing Date Net Working Capital, and the Sellers’ Representative, on behalf of the Sellers, shall cause the Escrow Agent to pay to the Purchaser the dollar amount by which the Company Net Working Capital exceeds the Closing Date Net Working Capital (or, to the extent there are insufficient funds remaining in the Escrow Account at the time such payment is to be made, such payment shall be made directly from the Sellers to the Purchaser).  If the Closing Date Net Working Capital is greater than the Company Net Working Capital, then the Aggregate Consideration shall be increased on a dollar-for-dollar basis by the amount the Closing Date Net Working Capital exceeds the Company Net Working Capital, and the Purchaser shall pay the Sellers the dollar amount by which the Closing Date Net Working Capital exceeds the Company Net Working Capital.  Any such payment due under this Section 2.03(d) shall be made in cash or same day funds within five (5) Business Days after the final determination of the Closing Date Net Working Capital pursuant to Section 2.03(c).

(e)           Each Seller shall receive the portion of the Aggregate Consideration, and make any payments as may be required (or bear a reduction in the Escrow Amount) in accordance with this Section 2.03, as set forth next to such Seller’s name on Schedule 2.03, which sets forth that portion of the cash and/or Purchaser Common Stock each Seller shall receive hereunder, and identifies those Sellers who shall receive payment of their portion of the Closing Payment by check and the respective percentage of the Aggregate Consideration payable to each Seller hereunder under the column titled “Applicable Percentages” set forth opposite each Seller’s name (collectively the “Applicable Percentages” and individually “Applicable Percentage”).

Section 2.04        Transfer of Parent Shares.

(a)                  With respect to the shares of the Purchaser’s common stock being delivered to the Sellers at the Closing, the Purchaser is transferring and conveying such shares to the Sellers along with certificates representing such shares, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer.

(b)           The Sellers are transferring and conveying the Shares to the Purchaser along with certificates representing the Shares, duly endorsed in blank or with stock powers or similar instruments acceptable to Purchaser, duly endorsed in blank, in proper form for transfer.

Section 2.05          Sellers’ Representative.

(a)           Each of the Sellers, by execution of this Agreement, hereby irrevocably constitutes and appoints Kurt Heckman as the sole, exclusive, true and lawful agent, representative and attorney-in-fact for such Sellers (“Sellers’ Representative”) for any and all matters relating to, arising out of, or in connection with, this Agreement and the Escrow Agreement, including for purposes of taking any action or omitting to take action on behalf of Sellers under this Agreement and the Escrow Agreement.  The Sellers’ Representative hereby accepts such appointment.  All actions, notices, communications and determinations by or on behalf of Sellers shall be given or made by Sellers’ Representative and all such actions, notices, communications and determinations by the Sellers’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Sellers.  By giving notice to the Sellers’ Representative in the manner provided by Section 9.01, Purchaser shall be deemed to have given notice to all Sellers.  Any action taken by the Sellers’ Representative may be considered by Purchaser to be the action of Sellers for whom such action was taken for all purposes of this Agreement and the Escrow Agreement.

(b) If Sellers’ Representative dies or becomes legally incapacitated, then those Sellers holding a majority of the Shares as of the Closing Date promptly shall designate in writing to Purchaser a single individual to replace the deceased or legally incapacitated Sellers’ Representative as the successor Sellers’ Representative hereunder.  If at any time there shall not be a Sellers’ Representative or Sellers so fail to designate a successor Sellers’ Representative, then Purchaser may have a court of competent jurisdiction appoint a Sellers’ Representative hereunder.  Any such successor Sellers’ Representative shall succeed to all of the rights and obligations of the Sellers’ Representative hereunder.

(c)  Without limited the generality of the foregoing Sellers’ Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for each Seller for all purposes related to this Agreement, including (i) service of process upon Sellers, (ii) executing and delivering to Purchaser or any other Person on behalf of any of or all Sellers any and all instruments, certificates, documents and agreements with respect to the transactions contemplated hereby, including the Escrow Agreement, (iii) receipt of all notices on behalf of Sellers with respect to any matter, suit, claim, action  or proceeding arising with respect to the sale of the Shares or any transaction contemplated by this Agreement including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article VII, (iv) to disburse any funds received hereunder to such Seller and each other Seller, (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith, including, without limitation, the execution, delivery and performance of the Escrow Agreement, (vii) to do each and every act and exercise any and all rights which such Seller or the Sellers, as applicable , collectively are permitted or required to do or exercise under this Agreement, and (viii) to resolve claims under the Escrow Agreement including, but not limited to, all matters concerning any Dispute Notice under Section 2.03(c) and claims for indemnification under Article VII of this Agreement.  All decisions and actions by the Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest same.  Sellers may act only through Sellers’ Representative and Purchaser shall be entitled to rely on Sellers’ Representative’s authority as the agent, representative and attorney-in-fact of Sellers for all purposes hereunder and shall have no liability for any such reliance. None of Sellers may revoke the authority of Sellers’ Representative.  Each Seller hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Sellers’ Representative in the exercise of the power-of-attorney granted to Sellers’ Representative pursuant to this Section 2.05, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity, incompetence, bankruptcy, dissolution or liquidation of such Seller.  Any payment made to Sellers’ Representative pursuant to this Agreement shall be deemed to have been made to Sellers.

(d)  The Sellers’ Representative shall not be liable to any Seller for any act or omission taken pursuant to or in conjunction with this Agreement and the Escrow Agreement, except for his or her own gross negligence or willful misconduct.  Each Seller agrees, jointly and severally with the other Sellers, to indemnify and hold harmless the Sellers’ Representative against all Losses incurred by the Sellers’ Representative in connection with the performance of the Sellers’ Representative’s duties as the Seller’s Representative, including, without limitation, any action, suit or proceeding to which the Seller’s Representative is made a party by reason of the fact he is or was acting as Sellers’ Representative under this Agreement and Escrow Agreement, as the same may be amended, modified or supplemented, except such liability and expense as may result from the gross negligence or willful misconduct of Sellers’ Representative.

Section 2.06        Deliveries of Sellers at Closing.  At the Closing, the Sellers shall deliver or cause to be delivered to Purchaser:

(a) certificates representing the Shares, free and clear of all Liens, or similar instruments acceptable to Purchaser, duly endorsed to Purchaser or accompanied by duly executed stock powers;

(b)  the Escrow Agreement duly executed by the Sellers’ Representative, on behalf of all the Sellers;

(c)  Employment Agreements between the Purchaser or the Company and those Sellers identified in Schedule 2.06(c) (each, an “Employment Agreement”) substantially in the form attached hereto as Exhibit C, duly executed by each such Seller;

(d)  the written resignations, effective immediately after the Closing Date, of each of the directors and officers of the Company and Subsidiary;

(e) any consents and approvals relating to the Company and Subsidiary required to be obtained to effectuate the execution and delivery of this Agreement and the transactions contemplated hereby, from any Governmental Authority or any third party under any lease, contract or agreement, which consents are listed and described on Schedules 3.03 and 3.04 hereto;

(f)  the signature of each of the Sellers on relevant IRS Forms required in connection with the Code § 338(h)(10) Election, as designated by the Purchaser;

(g)  payoff statements from the appropriate Persons relating to all items of Indebtedness that are required to be paid off at or in connection with the Closing;

(h)   the written release of all Liens relating to the assets of the Company and Subsidiary (other than the Permitted Liens) or the Shares, in either case, executed by the holder of or parties to each such Lien, in form and substance satisfactory to Purchaser and its counsel;

(i)   certificates of good standing, or equivalent certificates, for the Company and Subsidiary, dated within ten (10) calendar days of the Closing Date, issued by the appropriate Governmental Authority;

(j)  all share transfer books, minute books and other corporate records of the Company and Subsidiary (to the extent not previously delivered);

(k)  copies, certified by the Secretaries of the Company and Subsidiary to be true, complete and correct as of the Closing Date, of the Articles of Incorporation of the Company and Subsidiary and all amendments thereto, and the Company’s and Subsidiary’s Bylaws and all amendments thereto, and resolutions of the stockholders and boards of directors of the Company and Subsidiary, authorizing and approving the transactions contemplated hereby;

(l)  evidence of termination of the 2004 Incentive Stock Plan, any Shareholders’ Agreement relating to the Company and Subsidiary, all options, rights or awards relating to the Company’s and Subsidiary’s capital stock, and all lines of credit or other credit facilities or agreements in the name of the Company or Subsidiary;

(m)  a certificate of each Seller, dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of such Seller and stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the Treasury Regulations thereunder;

(n)  the certificate referenced in Section 8.02(a) herein, signed by the Company, the Subsidiary and the Sellers’ Representative on behalf of the Sellers;

(o)  the Registration Rights Agreement in the form attached hereto as Exhibit D shall be duly executed solely by those Sellers who are receiving Purchaser Common Stock hereunder;

(p)  the Release in the form attached hereto as Exhibit E, duly executed by each Seller; and

(q)  the Intellectual Property Agreement in the form attached hereto as Exhibit F duly executed by each Seller.

Section 2.07        Deliveries of Purchaser at Closing.  At the Closing Purchaser shall deliver or cause to be delivered:

(a)  to the Sellers, by wire transfer of immediately available funds (or by check as set forth in Schedule 2.03), an aggregate cash payment of Twenty Seven Million Dollars ($27,000,000), less the Escrow Amount set forth in Section 2.03(b) (such amount, the “Closing Payment”) to the accounts designated by Sellers, which amount shall be disbursed to the Sellers in the respective proportions and amounts set forth Schedule 2.03 set forth opposite each Seller’s name;

(b)  to Manufacturers and Traders Trust Company (the “Escrow Agent”) and to the Sellers’ Representative, the Escrow Agreement duly executed by Purchaser;

(c)  to the Sellers’ Representative, a certificate of good standing, or equivalent certificate, for the Purchaser, dated within ten (10) calendar days or the Closing Date, issued by the appropriate Governmental Authority, and resolutions of the Board of Directors of the Purchaser, authorizing and approving the transactions contemplated hereby;

(d)  to each Seller identified in Schedule 2.06(c), the Employment Agreement between the Purchaser or the Company and such Seller, duly executed by the Purchaser or the Company (as applicable);

(e)  87,500 Shares of Purchaser Common Stock, which shall be issued and distributed among the Sellers in the proportions and share amounts set forth in Schedule 2.03 set forth opposite each Seller’s name;

(f)  to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount,  to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 2.03(b) above;

(g)  the certificate referenced in Section 8.03(a) herein, signed by the Purchaser; and

(h)  the Registration Rights Agreement, duly executed by the Purchaser, which shall be delivered to those Sellers receiving Purchaser Common Stock hereunder.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARY

The Company and the Subsidiary hereby make the following representations and warranties to the Purchaser:

Section 3.01        Organization and Standing.

Except as set forth on Schedule 3.01, each of the Company and Subsidiary (a) is duly organized, validly existing and in good standing under the Laws of the State of Maryland, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business requires it to be so qualified, except for those jurisdictions where the failure to be so qualified and in good standing could not have a Company Material Adverse Effect and (c) has the power and authority to own or lease its properties and to conduct its business as such business is currently conducted. Except as set forth on Schedule 3.01, none of Company or Subsidiary owns, directly or indirectly, any securities or other interests issued by any other Person, and is not a participant in any material joint venture.

Section 3.02        Authorization, Execution and Enforceability.

The Company and the Subsidiary each have the requisite corporate or other power, capacity, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby.  The execution and delivery by each of the Company and the Subsidiary of this Agreement and each Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company and the Subsidiary.  This Agreement and each other Transaction Document has been duly executed and delivered by the Company and the Subsidiary.  This Agreement and each other Transaction Document constitutes the valid and binding obligation of the Company and Subsidiary, enforceable against the Company and Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

Section 3.03        No Conflict or Violation.

Except as set forth on Schedule 3.03, the execution, delivery and performance of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, by the Company and the Subsidiary will not, (a) conflict with any of the provisions of the organizational documents of the Company or Subsidiary, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Company or Subsidiary under any lease, contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Company or Subsidiary is a party or by which the Company or Subsidiary or any of their respective assets is bound or affected, or (c) result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to any Seller, the Company, Subsidiary or any of their respective properties or assets.

Section 3.04        No Consent or Filing.

Except as set forth on Schedule 3.04, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or Subsidiary in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated hereby, in each case by the Company or Subsidiary.

Section 3.05        The Shares.

Schedule 3.05 sets forth the authorized capital stock of the Company and the Subsidiary and the number of shares of each class of such capital stock that are issued and outstanding as of the date hereof.  Schedule 3.05 also lists each holder of the Shares and the number of Shares owned by such holder as of the date hereof. The Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive (or similar) rights.  The Shares are owned beneficially and of record by the Sellers, free and clear of all Liens, and constitute the only issued and outstanding capital stock of the Company.  All of the issued and outstanding capital stock of the Subsidiary is owned beneficially and of record by the Company, free and clear of all Liens, as set forth on Schedule 3.05.  Upon delivery of payment for the Shares as provided herein, the Purchaser will acquire good and valid title to the Shares, free and clear of all Liens, other than (i) any Liens arising from acts of the Purchaser and (ii) the requirements of any applicable Laws or regulations regarding the subsequent transfer of the Shares.  There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which any Seller, the Company or Subsidiary may become obligated to issue, sell, purchase or redeem any shares of capital stock or other securities of the Company or Subsidiary.  There are no outstanding contractual obligations of the Company or Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or Subsidiary, to vote or to dispose of any Shares or capital stock of the Company or Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) to any other Person.  Except as set forth on Schedule 3.05, neither the Company nor Subsidiary is party to any stockholders’ agreement, voting trust agreement, registration rights agreement, preemptive rights agreement, phantom stock agreement, stock appreciation rights agreement, incentive plan, stock option plan, stock-based plan or any like agreement or plan relating to any equity securities of the Company or Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company or Subsidiary.

Section 3.06        Financial Information.

Schedule 3.06 sets forth the unaudited consolidated balance sheet and statement of operations and comprehensive income for the Company and Subsidiary for the eight month period ending August 31, 2010, for the fiscal year ending December 31, 2009 and for the fiscal year ending December 31, 2008 (collectively, the “Unaudited Financial Statements”).  The term “Unaudited Financial Statements” shall also be deemed to include any updated financial statements of the Company and Subsidiary supplied by Sellers or Company in response to Purchaser’s request covering periods subsequent to August 31, 2010 and prior to the Closing Date.  The Unaudited Financial Statements, including the footnotes thereto, have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods covered thereby and are true, complete and correct in all material respects and present fairly the financial position of the Company and Subsidiary for such periods and as of such dates as are indicated therein subject in the case of interim financial statements to normal and recurring year-end audit adjustments.

Section 3.07        Conduct of Business; No Company Material Adverse Effect.

Except as set forth on Schedule 3.07, since the Balance Sheet Date:

(a)          each of the Company and each Subsidiary has conducted its respective businesses in the ordinary course of business consistent with past practice;

(b)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or Subsidiary having a replacement cost of more than $200,000 for any single loss;

(c)          there has not been any material change by the Company or Subsidiary in accounting or Tax reporting principles, methods or policies;

(d)          none of the Company or Subsidiary has entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than $200,000;

(e)          none of the Company or Subsidiary has mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of $200,000;

(f)           none of the Company or Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding $200,000 or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than $200,000;

(g)          none of the Company or Subsidiary has made or committed to make any capital expenditures or capital additions in excess of $200,000;

(h)          none of the Company or Subsidiary has instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded $50,000;

(i)           none of the Company or Subsidiary has amended any Plan or established any new employee benefit plan;

(j)           there have been no labor strikes, work stoppages or lockouts against the Company or Subsidiary;

(k)          neither the Company nor Subsidiary has received any notice of termination of any Material Contract; and

(l)           there has not been a Company Material Adverse Effect.

Section 3.08        Material Contracts.

Schedule 3.08 sets forth, as of the date hereof, the following agreements that relate to the Company or Subsidiary (each, a “Material Contract”):

(a)          Each agreement or letter of intent to which the Company or Subsidiary is a party requiring payments, contingent or otherwise, or generating revenues in excess of $200,000 in any one year period; provided that the amount of payments due or revenues to be generated under any requirements agreement shall be measured by the amount paid or payable thereunder during the one year period ending on the date of this Agreement;

(b)          Each agreement to which the Company or Subsidiary is a party with respect to Indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

(c)          Each management, consulting, independent contractor, employment, severance, collective bargaining or similar agreement to which the Company or Subsidiary is a party;

(d)          Each confidentiality agreement, non-solicitation and non-competition agreement to which the Company or Subsidiary is a party;

(e)          Each partnership and joint venture agreement to which the Company or Subsidiary is a party;

(f)           Each agreement relating to the license, sale or development of Intellectual Property to which the Company or Subsidiary is a party;

(g)          Each lease or sublease for Real Property;

(h)          Each agreement to which the Company or Subsidiary is a party under which the consequences of a default or termination could reasonably be expected to result in a Company Material Adverse Effect;

(i)           Any other agreement or letter of intent that is material to the business of the Company and Subsidiary, taken as a whole.

Each Material Contract is valid, binding and enforceable against the Company and Subsidiary (if party thereto) in all material respects, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of Law or equity).  There are no existing material defaults by the Company or Subsidiary under any Material Contract and no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) that would constitute a material default under any Material Contract by any other party thereto.  None of the Company or Subsidiary has any Material Contracts that are Loss Contracts.

Section 3.09         Property, Assets and Leases.

(a)           Except as set forth on Schedule 3.09(a), each of the Company and the Subsidiary has good and marketable title to, or a valid leasehold interest in, its respective assets as reflected on the Balance Sheet, in each case free and clear of all Liens.  Such assets constitute all of the assets necessary to the conduct of the respective businesses of the Company and Subsidiary as currently conducted and as planned to be conducted in the next twelve months.

(b)          All tangible personal property owned by the Company or Subsidiary is in good working order and condition, ordinary wear and tear excepted.

(c)           Schedule 3.09(c) sets forth the real property owned or leased by the Company or Subsidiary (collectively, the “Real Property”).  Except as set forth on Schedule 3.09(c), with respect to each parcel of Real Property, (i) there are no pending or threatened material condemnation proceedings, lawsuits or administrative actions relating to it, (ii) there are no leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of it and (iii) there are no outstanding options or rights of first refusal to purchase it or any portion thereof or interest therein.

(d)          True, correct and complete copies of the stock record books, minute books and other corporate records maintained by the Company and Subsidiary have been delivered or made available to Purchaser, and such books and records have been maintained in accordance with good business practices.  Except as set forth in Schedule 3.09(d), the minute books of the Company and Subsidiary contain accurate and complete records of all meetings and corporate action taken by the stockholders, Boards of Directors and committees of the Board of Directors of the Company and Subsidiary.  At the Closing, all of those books and records will be in the possession of the Company, except to the extent they have been delivered to the Purchaser on or prior to the Closing Date.

Section 3.10         No Litigation; Compliance with Laws.

(a)          Except as set forth on Schedule 3.10, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of the Company, threatened, by or against or relating to the Company or Subsidiary.

(b)          Except as disclosed on Schedule 3.10, there are no judgments against the Company or Subsidiary or consent decrees, orders or injunctions to which the Company or the Subsidiary is subject.

(c)          There is no action, claim, suit or proceeding pending, or to the Knowledge of the Company, threatened, by or against or affecting any of the Sellers, the Company or Subsidiary in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

(d)          Since the date of the formation of the Company and Subsidiary, respectively, there have been no product liability claims, suits, actions or proceedings involving the Company or Subsidiary or relating to products or services manufactured, sold or provided by the Company or Subsidiary.

(e)          Since December 31, 2006, each of the Company and the Subsidiary has conducted its respective business in compliance with applicable Law and has received no notice of or been charged with the violation of any applicable Law during such period except for any such violations that would not in the aggregate be material to the Company or the Subsidiary.  Each of the Company and the Subsidiary has all licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities as are required in order to enable it to own or lease its assets and conduct its respective businesses in all respects as currently conducted and as planned to be conducted in the next twelve months.  No registration, filing, notice, order, approval, consent, written waiver or other action of any Governmental Authority is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to maintain the rights pertaining to the licenses, permits, franchises, orders, approvals, written waivers and other authorizations of Governmental Authorities referred to in the preceding sentence.

Section 3.11         No Undisclosed Liabilities.

Neither the Company nor the Subsidiary has any debts, claims, commitments, liabilities or obligations of any nature, absolute, accrued, contingent, liquidated  or otherwise, and whether due or to become due, asserted or unasserted, and there is no basis for any such liability or obligation or any claims, in respect thereof, except (a) as set forth in Schedule 3.11; (b) as and to the extent disclosed or reserved against in the Balance Sheet, and (c) liabilities and obligations that were incurred after the date of the Balance Sheet in the ordinary course of business consistent (in amount and kind) with prior practice, none of which will or may reasonably be expected to have a Company Material Adverse Effect.

Section 3.12         Insurance.

Schedule 3.12 sets forth a listing of the material terms of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 3.18, and bond and surety arrangements) to which the Company or Subsidiary has been a party, a named insured or otherwise the beneficiary of coverage during the one year preceding the date of this Agreement.  Each of the insurance policies set forth on Schedule 3.12 is in full force and effect, all premiums due thereon have been paid, and none of the Company, Subsidiary or any Seller has received any notice of termination or reduction of coverage, or intent to terminate or reduce coverage, of any such insurance policy.

Section 3.13         No Brokers.

No Person is entitled to any brokerage commission, finder’s fee or any similar compensation from the Company, Subsidiary or Sellers for services provided to the Company, Subsidiary or Sellers in connection with this Agreement and the transaction contemplated hereby.  Except as set forth in Schedule 3.13, all negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Company or Subsidiary in such manner as to give rise to any claim for any brokerage or finder’s commissions, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Company or Subsidiary or any other Person in connection with the negotiation or consummation of the transactions contemplated hereby, and no brokerage commission, finder’s fee, bonus or other compensation is due to any party identified in Schedule 3.13.

Section 3.14         No Transactions with Interested Persons.

Except as set forth on Schedule 3.14, with respect to any customer, supplier or competitor of the Company, Subsidiary or any entity party to any Material Contract, no officer or director of the Company or Subsidiary (a) directly owns any interest in such entity or (b) serves as an officer or director of such entity.

Section 3.15         Environmental Matters.

Except as set forth on Schedule 3.15, (a) each of the Company and the Subsidiary is and has been in compliance with all applicable Environmental Laws, (b) each of the Company and the Subsidiary possesses all permits and approvals issued pursuant to Environmental Laws that are required to conduct the business of the Company and Subsidiary as currently conducted, and are and have been in compliance with all such permits and approvals, (c) no releases of any Hazardous Material have occurred at, on, from or under any Real Property, for which releases the Company or Subsidiary is liable under any Environmental Law, (d) none of the Company or Subsidiary has received any written claim or notice from any Governmental Authority or other Person, related to exposure to Hazardous Materials or alleging that the Company or such Subsidiary is or may be in violation of, or has any liability under, any Environmental Law and (e) no Real Property is listed or proposed to be listed on the National Priorities List or CERCLIS or on any similar governmental database that require cleanup under Environmental Laws.

Section 3.16         Intellectual Property.

(a)          Schedule 3.16(a) sets forth a true, complete and accurate list of (i) all registered and unregistered Intellectual Property of the Company and the Subsidiary, specifies whether such Intellectual Property is owned by, licensed to, or otherwise held by or for the benefit of the Company or the Subsidiary and indicates the status (completed or in process) of all patents, patent applications, trademarks, trademark applications and registrations, copyrights, copyright applications and registrations, invention disclosure, intent to use applications or other registrations or applications relating to any Intellectual Property and (ii) all licenses and sublicenses granted by or to the Company and the Subsidiary with respect to any Intellectual Property.

(b)         Each of the Company and the Subsidiary owns, free and clear of all Liens, or has the right to use, all Intellectual Property set forth on Schedule 3.16(a).  Such Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the respective businesses of the Company and Subsidiary as currently conducted. With respect to Intellectual Property owned by the Company or Subsidiary, the Company or Subsidiary is the sole owner of all right, title and interest therein and each item of such Intellectual Property is valid and enforceable.

(c)          Except as set forth on Schedule 3.16(c), (i) none of the Company or Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property, (ii) to the Knowledge of the Company, no Intellectual Property necessary to the conduct of the respective businesses of the Company and Subsidiary as currently conducted is being infringed by any third party or has been infringed by any third party in the past and (iii) to the Knowledge of the Company, none of the Company or Subsidiary has or is infringing or violating any Intellectual Property of any third party.

(d)         Except as set forth on Schedule 3.16(d), (i) there is no pending or, to the Knowledge of the Company, threatened, claim or dispute regarding the ownership of, or use by, the Company or Subsidiary of any Intellectual Property, (ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property necessary to the conduct of the respective businesses of the Company and Subsidiary as currently conducted and (iii) to the Knowledge of the Company, there is no fact or circumstance existing that would render the right to use any of the Intellectual Property set forth on Schedule 3.16(a) unenforceable or invalid.

(e)          The Company and Subsidiary have taken all reasonably necessary action to maintain and protect (i) their rights relating to the Intellectual Property set forth on Schedule 3.16(a) and (ii) the secrecy, confidentiality, value and the rights in the trade secrets of the Company and Subsidiary.  The Company and Subsidiary have paid all fees and made all maintenance filings which have heretofore become due to any Governmental Authority with respect to their Intellectual Property.  The Company and Subsidiary own all right, title and interest in any Intellectual Property created or developed by their current and former employees and officers within the scope of their employment as works made for hire.  To the extent any Intellectual Property of the Company or Subsidiary was created or developed by independent contractors or consultants, such parties have assigned in writing all right, title, interest and ownership of such Intellectual Property to the Company or Subsidiary (as applicable). Copies of the Company’s and the Subsidiary’s confidentiality and Intellectual Property assignment agreements (to the extent any exist) have been made available to the Purchaser.  To the Knowledge of the Company, there has been no violation or waiver of such assignment agreements or confidentiality agreements, or unauthorized disclosure or use of any trade secret or Intellectual Property of the Company or Subsidiary.  To the Knowledge of the Company, there has been no security breach relating to, no violation of any security policy regarding, and no unauthorized access to, the Company’s and the Subsidiary’s confidential and proprietary data or any confidential data used in the businesses of the Company and Subsidiary.

(f)           The Company and Subsidiary maintain policies and procedures regarding data security and privacy that are commercially reasonable and in compliance with all obligations to their customers and under applicable Law.

Section 3.17          Tax Matters.

(a)          Each of the Company and Subsidiary (i) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it and all such Tax Returns are (or will be, as appropriate) true, correct and complete in all material respects; and (ii) has timely paid or will timely pay all material amounts of Taxes that have become due and payable by it, except those Taxes identified in Schedule 3.17(a) which are being contested in good faith.  There are no Liens for Taxes upon any of the assets of the Company or Subsidiary.  All amounts of Taxes required to have been withheld by or with respect to the Company and Subsidiary have been or will be timely withheld and remitted to the applicable taxing authority (and all related reporting and recordkeeping requirements have been or will be complied with).

(b)          True, correct and complete copies (in all material respects) of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company and the Subsidiary with respect to the last five (5) years with the Internal Revenue Service or any other Tax authority have been delivered or made available to Purchaser.

(c)          There are no pending, or to the Knowledge of the Company anticipated, audits, examinations, investigations or other proceedings in respect of any Tax of the Company or Subsidiary.  No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against the Company or Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith.

(d)          The unpaid Taxes of the Company and Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Subsidiary.

(e)          None of the Company or Subsidiary (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) has any liability for the Taxes of any Person (other than Taxes of the Company) under Treasury regulation 1.1502-6 (or any similar provision or state, local or foreign Law), as a transferee or successor, by contract, or otherwise, or (iii) has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(ii).

(f)           None of the Company or Subsidiary has waived any statute of limitations in respect of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)          None of the Company or Subsidiary has participated in any “listed transaction” within the meaning of, and each of the Company and each Subsidiary has complied with the reporting requirements of, Treasury regulation 1.6011-4.

(h)          None of the Company or Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution of stock that was intended to qualify for Tax-free treatment under Section 355 of the Code within the previous two years.

(i)           The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code § 1361 and § 1362 for all federal, state and local income tax purposes, at all times during its existence and the Company will be an S corporation for this purpose up to and including the Closing Date.  The Subsidiary was a validly electing S corporation within the meaning of Code § 1361 and § 1362 for all federal, state and local income tax purposes, from the time of its formation until January 1, 2007, when all of the issued and outstanding capital stock of the Subsidiary was acquired by the Company and the Subsidiary became, effective January 1, 2007, and has remained at all times since such date, a qualified subchapter S subsidiary.

(j)           The Company and its Subsidiary shall not be liable for any Tax, including tax under Code § 1374 in connection with the deemed sale of the assets of the Company and Subsidiary (including the assets of any qualified subchapter S subsidiary) caused by the § 338(h)(10) Election.  Neither the Company nor the Subsidiary has, in the past 10 years, (A) acquired assets from another corporation in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.18         Employee Benefit Plans.

(a)          Schedule 3.18(a) sets forth all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other material contracts or agreements to which the Company or Subsidiary is a party, with respect to which the Company or Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or Subsidiary for the benefit of any current or former employee, consultant, independent contractor, officer or director of the Company or Subsidiary, but excluding any multiemployer plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (collectively, without regard to materiality, the “Plans”).  The Company and Subsidiary have made available to the Purchaser a true, current and complete copy of (i) each Plan that has been reduced to writing, together with all amendments; (ii) in the case of each Plan that not been reduced to writing, a summary of all material terms of the Plan, as amended and in effect and (iii) for each Plan, the following: (A) any related summary plan description or similar summary; (B) any related trust agreements, group annuity contracts, insurance contracts, administrative services agreements or similar agreements; (C) for any such Plan for which a Form 5500 is required to be filed, the two most recently filed Forms 5500; (D) for any Plan that is intended to qualify under Section 401(a) of the Code, (1) a copy of the most recent Internal Revenue Service of the United States (the “IRS”) determination letter or, if a prototype plan, an opinion letter and (2) any material correspondence with or notices from the IRS or the Department of Labor.

(b)          Except as set forth on Schedule 3.18(b), each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, and, to the Knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(c)          Except as set forth on Schedule 3.18(c), (i) each Plan has been established and administered in material compliance, in both form and operation, in accordance with its terms, and with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions to, premiums with respect to and benefit payments under each such Plan have been timely made or, to the extent not yet due, appropriately accrued, and (ii) no Plan provides retiree welfare benefits, and the Company and the Subsidiary have no obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code or similar State Law.

(d)          With respect to any Plan, as of the date of this Agreement (i) no claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing, (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and (iii) no event has occurred from which a material liability could arise under the “prohibited transaction” rules (as defined in Section 406 of ERISA or Section 4975 of the Code) and no “fiduciary” (as defined in ERISA Section 3(21)) has any material liability for any breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.

(e)          Except as set forth on Schedule 3.18(e), none of the Company, Subsidiary or any of their ERISA Affiliates has at any time maintained, contributed to or incurred any material liability under any defined benefit pension plan subject to Title IV of ERISA or any “multiemployer plan” or “multiple employer plan” as those terms are defined in ERISA.

(f)           The execution, delivery and performance by each of the Company and Subsidiary of its obligations under the transactions contemplated by this Agreement and the Transaction Documents to which it is party will not (either alone or upon the occurrence of any additional or subsequent events) result in the triggering or imposition of (x) any material restrictions or material limitations on the right of the Company or Subsidiary to amend or terminate any Plan, or (y) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would be non-deductible by the Company or Subsidiary by virtue of Section 4999 of the Code.

(g)          Without limiting the generality of subsections (b) through (f) above, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all material employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(h)          With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company or Subsidiary, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums not yet due), (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

Section 3.19         Labor and Employment Matters.

(a)          Except as set forth on Schedule 3.19, as of the date of this Agreement (i) no employee of the Company or Subsidiary is represented by a labor union, work council or similar organization in connection with their employment by the Company or such Subsidiary, (ii) none of the Company or Subsidiary is party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (iii) no petition is currently pending, instituted or in progress by an employee or group of employees of the Company or Subsidiary with any labor relations board seeking recognition of a bargaining representative, (iv) there is no organizational effort currently being made or, to the Knowledge of the Company, threatened by, or on behalf of, any labor union to organize employees of the Company or Subsidiary and no written demand for recognition of employees of the Company or Subsidiary has been made to the Company or such Subsidiary by, or on behalf of, any labor union, (v) there are no unfair labor practice complaints pending against the Company or Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or Subsidiary, and (vi) there is no labor strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or Subsidiary.

(b)         Each of the Company and the Subsidiary is in compliance with all employment agreements, consulting and other service contracts, and severance and separation agreements.

(c)           Neither the Company nor Subsidiary, during the four (4) year period prior to the date hereof, has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment Retraining and Notification Act (the “WARN Act”) or would otherwise trigger notice requirements or liability under any plant closing notice Law without complying in all material respects with the applicable requirements under the WARN Act or such other applicable plant closing notice Law.

Section 3.20         Government Contracts and Subcontracts.

(a)          Except as set forth on Schedule 3.20(a), (i) no cost incurred by the Company or Subsidiary pertaining to any Government Contract has been questioned or challenged by any Governmental Authority or representative thereof, (ii) all amounts previously charged or at present carried as chargeable by the Company and Subsidiary to any Government Contract have been or will be reasonable, allowable and allocable to each such Government Contract and (iii) no notice has been given of a cost accounting standard noncompliance.

(b)          Except as set forth on Schedule 3.20(b), (i) none of the directors, officers or employees of the Company or Subsidiary is, or since  each entity’s inception, has been, under administrative, civil or criminal investigation, or has been under indictment by any Governmental Authority or has been the subject of any audit, investigation or action with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract and (b) since its formation, none of the Company or Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(c)          There does not exist and has not existed since December 31, 2006 any irregularity, misstatement or omission arising under or relating to any Government Contract of the Company or Subsidiary that has led or could reasonably be expected to lead to any of the consequences set forth in Section 3.20(b), or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)          There exists (i) no outstanding claims against the Company or Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract and, there are no facts or circumstances upon which such a claim may reasonably be based in the future or (ii) material disputes between the Company or Subsidiary and any Governmental Authority under the Contract Disputes Act, the Acquisition Management System or any other federal statute or regulation, or between the Company or Subsidiary and any prime contractor, subcontractor or vendor, in each case arising under or relating to any Government Contract; and there are no facts or circumstances that could reasonably be expected to lead to an such dispute in the future.

(e)          Except for claims for payment of fees and purchase prices in the ordinary course of business, none of Company or Subsidiary has any interest in any pending claim against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(f)           Except as set forth on Schedule 3.20(f), no Government Contract to which the Company or Subsidiary is a party is currently, or has been within the one-year period prior to the date of this Agreement, under audit by any Governmental Authority or any other Person that is a party to such Government Contract.

(g)          Neither the Company nor Subsidiary has received any draft or final post award audit report, any draft or final notice of cost disallowance, or any draft or final notice of noncompliance with any cost accounting standard.  All information made available or accessible by the Company and Subsidiary for any such audit was current, complete and accurate and in compliance in all material respects with applicable regulations and cost accounting standards.

(h)          Neither the Company nor Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for any Governmental Authority, nor has any suspension or debarment action been commenced.  No valid basis exists for the Company’s or Subsidiary’s suspension or debarment from bidding on contracts or subcontracts for any Governmental Authority.

(i)           Other than routine contract audits by the Defense Contract Audit Agency, since December 31, 2006, neither the Company nor Subsidiary has been, nor is it now being, audited or investigated by any government agency, including without limitation the General Accounting Office, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Health and Human Services, the Environmental Protection Agency, the General Services Administration, or the Inspector General or Auditor General or similar functionary of any agency or instrumentality, nor is any such audit or investigation threatened.

(j)           Neither the Company nor Subsidiary has any disputes pending before a contracting office of, or any current claim pending against, any agency or instrumentality of any Governmental Authority.

(k)           Since December 31, 2006, neither the Company nor Subsidiary has, with respect to any Government Contract (i) received a cure notice or show cause notice advising the Company or Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such Government Contract or (ii) had such Government Contract terminated or cancelled.

(l)           There are no outstanding claims, or threatened claims to the Knowledge of the Company, with respect to Government Contracts (other than routine invoices in process and unbilled charges), by the Company or Subsidiary against a customer, or by a customer against the Company or Subsidiary.

(m)         Except as set forth on Schedule 3.20(m), neither the Company nor Subsidiary has received from any U.S. Governmental Authority or any prime contractor or subcontractor from a U.S. Governmental Authority any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), Section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec. 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.

(n)          Except as set forth on Schedule 3.20(n), neither the Company nor the Subsidiary has any outstanding bid for a Government Contract.

Section 3.21         Banking Relationships.

Schedule 3.21 sets forth (a) a list of each account, lock box or safe deposit box of the Company and each Subsidiary (including any necessary identifying information), (b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto and (c) a summary statement of the balances and contents thereof.

Section 3.22         Improper and Other Payments.

Except as set forth on Schedule 3.22, none of the Company, Subsidiary, any Seller or any director, officer, employee, agent or representative of the Company or Subsidiary, or Person acting on behalf of any of them, directly or indirectly (i) has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (ii) has made any unlawful contributions to a domestic or foreign political party or candidate or (iii) has made any unlawful foreign payment (as defined in the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.). The internal accounting controls of the Company and each Subsidiary are adequate to provide reasonable assurance that material instances of any of the foregoing are detected in a timely manner.

Section 3.23         Customers and Suppliers.

(a)          Schedule 3.23(a) sets forth a list of each customer (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated revenues of the Company and Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2006.  Except as set forth on Schedule 3.23(a), the relationship between the Company and Subsidiary, taken as a whole, and any customer set forth on Schedule 3.23(a) has not changed in any material respect since the later of December 31, 2006 or the commencement of such relationship nor is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(b)          Schedule 3.23(b) sets forth a list of each supplier (including any group of Persons that are Affiliates) that has accounted for more than 5% of the consolidated payments to suppliers by the Company and Subsidiary, taken as a whole, in any fiscal year beginning with the fiscal year ended December 31, 2006.  Except as set forth on Schedule 3.23(b), the relationship between the Company and Subsidiary, taken as a whole, and any supplier set forth on Schedule 3.23(b) has not changed in any material respect since the later of December 31, 2006 or the commencement of such relationship nor is there any fact or circumstance that could reasonably be expected to lead to any such material change.

(c)          To the Knowledge of the Company, each of the customers and suppliers set forth on Schedules 3.23(a) and (b) will continue their relationship and continue to conduct business with the Company and Subsidiary after the Closing Date in the same manner and on the same terms and conditions as prior to the Closing Date.

Section 3.24          Accounts Receivable; Inventory.

(a)          Schedule 3.24(a) sets forth a list of all Accounts Receivable of the Company and Subsidiary existing as of September 30, 2010, separately showing those receivables that as of such date have not yet been billed, and billed receivables that have been outstanding 30 days or less, 31 to 60 days, 61 to 90 days and more than 90 days.  Within five (5) calendar days prior to the Closing Date, Company and Subsidiary will provide Purchaser with an updated list of Accounts Receivable as of the date such list is provided.

(b)          Except as set forth on Schedule 3.24(b), each Accounts Receivable that has been billed is and each unbilled Accounts Receivable will be when billed (i) valid and existing and represents monies due for goods sold and delivered and services performed in bona fide commercial transactions; (ii) to the Knowledge of the Company, a legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens and not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, (iii) fully collectible, net of any reserve for uncollectible accounts shown on the Balance Sheet, and (iv) since the Balance Sheet Date, no Accounts Receivable have been written off or sold by the Company or Subsidiary.

(c)          Any Inventory of the Company and Subsidiary is in good and merchantable condition, usable or saleable in the ordinary course of business.

Section 3.25         Subsidiaries.

Except as set forth on Schedules 3.06 and 3.25, the Subsidiary owns no assets of any kind, has no liabilities of any kind or has no employees.   The consolidated Unaudited Financial Statements set forth in Schedule 3.06 also present the unconsolidated balance sheet and statement of operation and income of the Subsidiary for the eight month period ending August 31, 2010 for the fiscal year ending December 31, 2009 and for the fiscal year ending December 31, 2008 (collectively, the “Subsidiary Unaudited Financial Statements”).  The term “Subsidiary Unaudited Financial Statements” shall also be deemed to include any updated financial statements of the Subsidiary supplied by Sellers or Company in response to Purchaser’s request covering periods subsequent to August 31, 2010 and prior to the Closing Date.  The Subsidiary Unaudited Financial Statements are true, complete and correct in all material respects and present fairly the financial position of the Subsidiary for such periods and have been prepared in accordance with GAAP and in accordance with past practices on a consistent basis throughout the periods thereby.

Section 3.26         Territorial Restrictions.

The Company and Subsidiary are not restricted by any agreement or understanding with any other Person from carrying on their respective businesses anywhere in the world.

Section 3.27         Product or Service Warranties.

Except as set forth on Schedule 3.27 and for warranties under Applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company and Subsidiary, and (b) there are no pending or, to the Knowledge of the Company, threatened claims with respect to any such warranties.  None of the Sellers, Subsidiary or the Company is aware of any facts that indicate that the reserves for product or service warranties reflected in the Balance Sheet are materially understated.  Schedule 3.27 includes a copy of the form of all written warranties furnished by the Company and Subsidiary to purchasers of any product or service sold by the Company or Subsidiary since December 31, 2006.

Section 3.28         Order Backlog.

A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and Subsidiary to Persons other than Governmental Authorities, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company and Subsidiary to Governmental Authorities (collectively, the “Backlog”) pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.28.

Section 3.29         Government Furnished Equipment.

Schedule 3.29 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. government which identifies by description or by inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by Company or Subsidiary by or on behalf of the United States or any foreign country.  Such schedule was accurate and complete on its date and, if dated on the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business consistent with past practice.

Section 3.30         Disclosure.

No representation or warranty of Sellers,  Company or Subsidiary in this Agreement or in the Schedules attached hereto contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller makes the following representations and warranties to the Purchaser, severally, but not jointly, and only with respect to himself or herself:

Section 4.01         Authorization, Execution and Enforceability.

Each Seller has full power, capacity and authority (i) to enter into, execute and deliver this Agreement and each other Transaction Document to which it is a party, (ii) to appoint the Sellers’ Representative to act as his or her exclusive and lawful agent and representative for the matters and purposes set forth in Section 2.05 herein, (iii) to perform his or her obligations hereunder and under each other Transaction Document to which he/she is a party, and (iv) to consummate the transactions contemplated by this Agreement and the Escrow Agreement. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller.  This Agreement and the Escrow Agreement each constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

Section 4.02         No Conflict or Violation.

Except as set forth on Schedule 4.02, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Person on the part of the Seller is required in connection with the execution, delivery or performance by the Seller of this Agreement or the Escrow Agreement, or the consummation by the Seller of the transactions contemplated hereby or by the Escrow Agreement.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company, the Subsidiary or the Seller or any of the properties or assets of any of them.

Section 4.03         Shares.

Seller holds of record and owns beneficially the number and type of shares of the Company’s capital stock set forth next to his or her name on Schedule 3.05, free and clear of any Liens and not subject to any instruments or contracts that would prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement, which shares constitute all of the capital stock of the Company owned by Seller.  Other than any stock options that Seller may exercise prior to the Closing Date and except as set forth on Schedule 4.03, Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any capital stock of the Company.  Except as set forth on Schedule 4.03, there are no shareholder agreements, buy-sell agreements, voting trusts agreements, preemptive rights agreements, phantom stock agreements, incentive plans, or other agreements or understandings to which the Seller is a party or to which he or she is bound relating to his or her shares or any capital stock of the Company.

Section 4.04         No Brokers.

No Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to Seller in connection with this Agreement and the transaction contemplated hereby.  All negotiations relating to this Agreement, and the transactions contemplated hereby, have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any claim for any brokerage or finder’s commissions, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to the Company, or Subsidiary or any other Person in connection with the negotiation or consummation of the transactions contemplated hereby.

Section 4.05         No Claims.

There is no action, claim, suit or proceeding pending or threatened by or against or affecting Seller, or his or her shares of the Company’s common stock in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith.

Section 4.06         Securities Act.

Each Seller receiving Purchaser Common Stock acknowledges and understands that the shares of Purchaser Common Stock that Seller is acquiring hereunder are unregistered, restricted securities which may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by Seller unless such stock is subsequently registered under the Securities Act or unless an exemption from such registration is otherwise available.  Each Seller receiving Purchaser Common Stock is acquiring such shares for investment purposes only and not with a view to or for sale in connection with any distribution of the stock or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the stock in a transaction other than a transaction exempt from registration under the Securities Act.  Each Seller receiving Purchaser Common Stock agrees that he or she shall not offer to sell, sell or otherwise dispose of the Purchaser Common Stock received hereunder in violation of the registration requirements, holding periods and other requirements of the Securities Act and all applicable Laws.

Section 4.07         Experience.

Each Seller receiving consideration of Purchaser Common Stock:  (a) has specific knowledge and experience in financial and business matters such that such Seller is capable of evaluating the merits and risks of its acquisition of shares of Purchaser Common Stock pursuant hereto; (b) is an “accredited investor” within the meaning of Rule 501 under the Securities Act; and (c) understands and is able to evaluate the risks associated with the Purchaser Common Stock and is able to bear any economic risks associated with such investment, including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the such shares have not been registered under the Securities Act or any state securities laws.

Section 4.08         Waiver of Certain Transfer Restrictions.

Each Seller hereby irrevocably waives any and all restrictions on transfer, first refusal rights, first offer rights, repurchase rights, preemptive rights or similar rights (if any) and any and all similar restrictions, rights or provisions contained in any of the Company’s or Subsidiary’s charter, bylaws or any outstanding stock restriction agreement, stockholders agreements, stock purchase agreement or similar agreement or instrument or otherwise affecting Seller’s right to transfer or to sell his or her shares of the Company’s stock to any third party purchaser.

Section 4.09         S Corporation Shareholder.

Seller is and has been a valid S corporation shareholder at all times during the period such Seller has held any shares of the Company’s capital stock.

Section 4.10         Disclosure.

No representation or warranty of Seller in this Agreement or in the Schedules attached hereto contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.01         Organization, Standing and Power.

The Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Maryland.

Section 5.02         Authorization, Execution and Enforceability.

The Purchaser has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby.  The execution and delivery by the Purchaser of this Agreement and each other Transaction Document, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Purchaser.  This Agreement and each Transaction Document has been duly executed and delivered by the Purchaser.  This Agreement and each other Transaction Document constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) or by an implied covenant of good faith and fair dealing.

Section 5.03         No Conflict or Violation.

Except as set forth on Schedule 5.03, the execution, delivery and performance of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby, in each case by the Purchaser will not, (a) conflict with any of the provisions of the organizational documents of the Purchaser, (b) conflict with, result in a material breach of or a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of any Lien on any property or asset of the Purchaser under, any contract, indenture or other agreement, permit, franchise, license or other instrument or undertaking to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or affected, or (c) result in a violation or contravention of any statute, Law, ordinance, rule, regulation, order, judgment, injunction, decree, determination or award applicable to the Purchaser or any of its properties or assets.

Section 5.04         No Consent or Filing.

Except for 8-K reports and any other applicable filings or disclosure requirements with the Securities and Exchange Commission (“SEC”) or pursuant to the Securities Act or NASDAQ rules or requirements, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement and each other Transaction Document, or the consummation of the transactions contemplated hereby or thereby, in each case by the Purchaser.

Section 5.05         No Litigation.

There is no litigation or other claim pending against the Purchaser before any Governmental Authority and there are no judgments, orders or decrees of any Governmental Authority against the Purchaser, in each case that would be reasonably likely to adversely effect or restrict the ability of the Purchaser to consummate the transactions contemplated hereby.

Section 5.06         No Brokers.

Except as set forth on Schedule 5.06, no broker, finder or similar agent has been retained by or to act on behalf of the Purchaser, and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to the Purchaser in connection with this Agreement and any other transaction contemplated hereby.

Section 5.07         Adequate Cash.

The Purchaser has adequate cash on hand to pay the cash portion of the Aggregate Consideration set forth in Section 2.03(a)(i).

Section 5.08         Registration Statement.

Purchaser filed with the SEC a Registration Statement on Form S-1 that was declared effective in accordance with the Securities Act and the rules and regulations promulgated thereunder (the “Purchaser Registration Statement”). As of its effective date, (i) the Purchaser Registration Statement complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the financial statements of Purchaser included in the Purchaser Registration Statement were prepared from and were in accordance in all material respects with the accounting books and other financial records of Purchaser, were prepared in accordance with GAAP (except, (x) as may be indicated in the notes thereto, (y) in the case of pro forma financial statements and information, or (z) in the case of unaudited statements, as permitted by the rules of the SEC) applied on a consistent basis during the periods involved, and presented fairly, in all material respects, the consolidated financial position of Purchaser and its consolidated subsidiaries and the consolidated results of their operations and cash flows for the periods then indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes).  Purchaser has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities reflected in the financial statements included in the Purchaser Registration Statement, (ii) liabilities or obligations incurred in the ordinary course of business since the effective date of the Purchaser Registration Statement, (iii) liabilities which would not reasonably be expected to have a Purchaser Material Adverse Affect or (iv) liabilities to perform under any contracts to which the Purchaser and/or its subsidiaries is a party, whether or not disclosed under the Purchaser Registration Statement.  In each case as of the effective date of the Purchaser Registration Statement: (i) all stock option plans and material contracts of Purchaser required to be included as exhibits to the Purchaser Registration Statement under Item 601(b)(10) of Regulation S-K promulgated by the SEC were so included, and (ii) all transactions involving Purchaser required to be disclosed in the Purchaser Registration Statement under Item 404 of Regulation S-K promulgated by the SEC were so disclosed.

Section 5.09         Securities Act.

The Purchaser is acquiring the Shares for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the registration requirements of the Securities Act.

Section 5.10         Experience.

The Purchaser has specific knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of its purchase of the Shares and its investment in the Shares being acquired hereunder.  The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act.  The Purchaser understands and is able to evaluate the Shares and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the securities for an indefinite period of time, inasmuch as the Shares have not been registered under the Securities Act or any state securities laws).

Section 5.11         Disclosures.

No representation or warranty of Purchaser in this Agreement or in the Schedules attached hereto or in any certificate or instrument delivered by Purchaser in accordance with the terms hereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI.  COVENANTS

Section 6.01         Confidentiality.

Except as required by applicable Law, from and after the Closing, each Seller shall, and shall use commercially reasonable efforts to cause Persons directly or indirectly controlled by such Seller to, hold in confidence all knowledge and information with respect to the business of the Company and Subsidiary and shall not disclose, publish or make use of the same without the prior written consent of the Purchaser, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any Seller; (ii) in the event such Seller is requested in a legal proceeding (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the knowledge and information, such Seller shall give the Purchaser prompt notice of such request so that the Purchaser may seek a protective order or other similar relief with respect to such disclosure so as to maintain the confidential nature of the information and (iii) in the event such Seller is otherwise required by law to disclose any of his knowledge or information regarding the Purchaser, such Seller shall give the Purchaser notice of the information to be disclosed and such opportunity as is reasonably practicable to review the proposed disclosure and comment thereon.  The covenants set forth in this Section 6.01 shall survive until the knowledge and information regarding the business of the Company and Subsidiary have become public knowledge without any fault or breach by any Seller of the obligations hereunder.

Section 6.02         Further Actions.

After the Closing, the Sellers, Sellers’ Representative and the Purchaser shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, including each Seller’s reasonable assistance and accommodation with respect to any required Government Contract novations and the Purchaser’s providing reasonable access to the books and records of the Company and Subsidiary as of the Closing Date for up to two (2) years (except for books and records related to Taxes, which shall be governed by Section 6.05(a)).

Section 6.03         Publicity.

Except as required by applicable Law, no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any Seller, the Company or Subsidiary, on the one hand, or the Purchaser, on the other hand, without the advance written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that the Purchaser shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby: (i) to prospective investors, lenders and target companies in connection with financings and acquisitions that it is contemplating; and (ii) as required by the SEC, NASDAQ, and the Securities Act and further provided, that the Company and the Subsidiary shall be permitted to make disclosures concerning this Agreement and the transactions contemplated hereby to their respective stockholders for the purpose of obtaining approval of this Agreement and the transactions contemplated hereby.  In the event that a party is required by applicable Law to make a release or announcement, such party shall provide the other parties with a reasonable opportunity to review such release or announcement before such release or announcement is made.  The covenants set forth in this Section 6.03 shall survive until that date which is fifteen (15) months after the Closing Date.

Section 6.04         Expenses.

Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel, financial advisors, actuaries and accountants.  Notwithstanding the foregoing, (a) the Sellers on the one hand, and the Purchaser, on the other hand, shall pay 50% of any costs of the Escrow Agent associated with the Escrow Account, conveyances, notary fees and sales, stamp, documentary, transfer and recording Taxes and fees applicable to the Transaction Documents and the transactions contemplated hereby and (b) the Sellers and the Purchaser shall bear equally the cost of any filing with or consent of any Governmental Authority with respect thereto.  Sellers (through Sellers’ Representative) shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable Law, Purchaser shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.  Each Seller shall make any payments as may be required (or bear a reduction in the Escrow Amount) pursuant to this Section 6.04 in accordance with his or her Applicable Percentage.

Section 6.05         Tax Matters.

(a)           The Purchaser shall retain and shall cause the Company and Subsidiary to retain, and each Seller shall retain, and each such party shall make available or shall cause to be made available to the other parties, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, shall make available at a mutually convenient time such knowledgeable employees and facilities as are needed to provide explanation of any such documents or information and shall not destroy or otherwise dispose of any such records without first providing the other party with written notice and a reasonable opportunity to review and copy same at the cost of such other party.

(b)           The Sellers (through the Sellers’ Representative) shall timely prepare and file all Tax Returns with respect to the Company and Subsidiary for all periods commencing prior to and ending on or before the Closing Date (the “Pre-Closing Tax Period”).  The Purchaser shall prepare and file all Tax Returns with respect to the Company and Subsidiary for all periods commencing after the Closing Date and ending thereafter (the “Post-Closing Tax Period”).  The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Company and Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date, if any (the “Straddle Period”).  The Purchaser shall forward the Straddle Period Tax Returns and supporting calculations to the Sellers’ Representative, for review, no later than thirty (30) days prior to the filing of the Tax Returns.  Within five (5) Business Days of receipt by the Sellers’ Representative of a  written demand by the Purchaser, the Sellers shall pay to the Purchaser the portion of Straddle Period Taxes (to the extent such Taxes exceed prepayments made with respect to such Taxes prior to the Closing Date) allocated to the Sellers pursuant to Sections 6.05(c) and 6.05(g).  Each Seller shall make any payments as may be required (or bear a reduction in the Escrow Amount) pursuant to this Section 6.05(b) in accordance with his or her Applicable Percentage.

(c)           The Sellers (through the Sellers’ Representative) and the Purchaser shall, unless prohibited by applicable Law, close the taxable period of the Company and Subsidiary as of the close of business on the Closing Date.  If applicable Law does not permit the Company or Subsidiary to close its taxable year on the Closing Date or in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Any allocation of income or deductions required to determine any Taxes relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Company and Subsidiary as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)           The Sellers (through the Sellers’ Representative) and the Purchaser shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation (including, without limitation, make available at a mutually convenient time knowledgeable employees, documents, information and facilities) in respect of, any audit or similar investigation or proceeding in which the IRS or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Company and Subsidiary.

(e)           The Sellers (through the Sellers’ Representative) shall have the right, at their own expense, to control any audit or examination by any Taxing authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment (a “Tax Matter”) as it relates to the Company and Subsidiary for all Pre-Closing Tax Periods or the portion of any Straddle Period through the Closing Date; provided, however, that the Sellers and the Sellers’ Representative shall not settle, compromise or abandon any such Tax Matter without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would adversely affect the Purchaser.  The Purchaser shall have the right, at its own expense, to control any Tax Matter as it relates to the Company and Subsidiary for the portion of any Straddle Periods after the Closing Date and all Post-Closing Tax Periods; provided, however, that with respect to Straddle Periods, the Purchaser shall not settle, compromise or abandon any Tax Matter without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed, if such settlement, compromise or abandonment would adversely affect the Sellers.

(f)            At the Purchaser’s option, the Sellers and Purchaser shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or foreign Tax Law) (collectively a “Code Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares hereunder.  The Sellers, severally, agree to pay all Taxes attributable to the making of the Code Section 338(h)(10) Election and shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses and adverse consequences, based upon or arising out of: (i) any failure to pay such Taxes; (ii) the termination or loss of the Company’s subchapter S election and status or the termination or loss of the Subsidiary’s election and status as a qualified subchapter S subsidiary based, in whole or in part, upon any pre-Closing event or circumstance relating to the Company, the Subsidiary or the Sellers; or (iii) the Parties inability to make a valid Code Section 338(h)(10) Election with respect to the purchase and sale of the Shares hereunder, or a revocation or termination of, or an adverse adjustment to, such election by the IRS, based, in whole or in part, upon any pre-Closing event or circumstance relating to the Company, the Subsidiary or the Sellers.  The Sellers also agree, severally, to pay all state, local, or foreign Tax (and indemnify the Purchaser Indemnified Parties from and against all Losses and adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign Law similar to the election available under Code Section 338(h)(10) (or which results from the making of an election under Code Section 338(h)(10)) with respect to the purchase and sale of the Shares hereunder.  Each Seller shall make any payments as may be required (or bear a reduction in the Escrow Amount) pursuant to this Section 6.05(f) in accordance with his or her Applicable Percentage.

(g)           The Sellers agree, severally, to pay, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all Losses relating to, or arising from, (i) all Taxes (or the non-payment thereof) attributable to (including by virtue of Treasury Regulations § 1.1502-6 and any similar provision of state, local, or foreign Tax Laws) the Company and Subsidiary for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date and (ii) the breach of any representation or warranty contained in Section 3.17 (determined without regard to any qualification related to materiality contained therein).  The Sellers shall be entitled to any reduction in or refund of such Taxes attributable to Pre-Closing Periods and any portion of a Straddle Period through the Closing Date.  Except as otherwise provided in this Section 6.05, the Purchaser shall pay (or cause to be paid), and shall indemnify and hold harmless the Sellers (excluding the Company and Subsidiary) from and against all Taxes attributable to the Company and Subsidiary for Post-Closing Periods and any portion of a Straddle Period after the Closing Date.  The Purchaser shall be entitled to any reduction in or refund of such Taxes attributable to the Post-Closing Periods and any portion of a Straddle Period after the Closing Date.  The indemnification provided for in Sections 6.05(f) and (g) shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of any representation or warranty contained in Section 3.17 hereof, and in the event of a conflict between the provisions of Sections 6.05(f) and (g), on the one hand, and the provisions of Article VII, on the other hand, the provisions of Sections 6.05(f) or (g) (as applicable) shall control.  Each Seller shall make any payments as may be required (or bear a reduction in the Escrow Amount) pursuant to this Section 6.05(g) in accordance with his or her Applicable Percentage.

(h)           Any Tax allocation, indemnity, or similar agreement or arrangement between the Sellers, and the Company and/or Subsidiary shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(i)            The parties hereto agree to treat any indemnity payment made pursuant to Section 6.05(f) or (g) or Article VII as an adjustment to the Aggregate Consideration for federal, state, local and foreign income Tax purposes, to the extent consistent with applicable Law.

(j)            The parties agree that the Aggregate Consideration and the liabilities of the Company and Subsidiary (plus other relevant items) will be allocated to the assets of the Company and Subsidiary for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder. Any Tax Returns (including amended returns and claims for refund) and information reports filed by the Purchaser, the Company, the Subsidiary or the Sellers shall be prepared in a manner consistent with such allocation. The Purchaser shall prepare the allocation of the Aggregate Consideration and shall deliver such allocation to the Sellers’ Representative within sixty (60) days after the Closing Date. The Sellers’ Representative shall have twenty (20) days to review and comment upon the proposed allocation of the Aggregate Consideration. After receiving the comments of the Sellers’ Representative, the Purchaser may accept the allocation with Sellers’ Representative’s comments or the Parties shall engage the Independent Accounting Firm to prepare an allocation of the Aggregate Consideration which shall be binding upon the parties.  The fees and expenses of the Independent Accounting Firm shall be borne one-half by the Sellers and one-half by the Purchaser, with the Sellers bearing their share of such fees and expenses in accordance with the Applicable Percentages.

Section 6.06           Additional Restrictions on Transfer of Shares.

Each Seller receiving consideration of Purchaser Common Stock agrees that, for the holding period required under Rule 144 promulgated under the Securities Act and SEC rules, he or she shall not directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the common stock of the Purchaser acquired by him or her pursuant to this Agreement.

Section 6.07          Prior Employment Agreements and Certain Waivers.

(a)           Each of the Sellers and the Company and Subsidiary hereby agree that any employment agreement by and between the Company or Subsidiary and any Seller executed prior to the Closing Date shall terminate and be of no further force or effect immediately after completion of the Closing.

(b)           Each Seller, on behalf of himself or herself, hereby releases and forever discharges the Purchaser, the Company, the Subsidiary, and each of their respective past, present and future representatives, Affiliates, stockholders, partners, interestholders, members, directors, officers, managers, employees, controlling persons, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, both at law and in equity, which the undersigned or any of his/her heirs, executors, administrators, agents, representatives, successors or assigns now has, has ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to payment, distribution, compensation, indemnification or reimbursement from the Company or Subsidiary, whether pursuant to their respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Purchaser arising under this Agreement, any Transaction Documents or any Employment Agreement to which a Seller is a party, or any obligations for payment of wages, salaries, bonuses, benefits and expense reimbursements due to Seller in the ordinary course of business prior to Closing which are accrued and included in the Closing Date Net Working Capital but not paid to Seller prior to the Closing Date.  Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purposed to be released hereby.

Section 6.08          Payment of Indebtedness and Termination of Credit Agreements.

Sellers, Company and Subsidiary, jointly and severally, covenant and agree that prior to or on the Closing Date, the Company and Subsidiary shall pay and fully discharge all outstanding Indebtedness and terminate all outstanding commitments under lines of credit and other credit facilities, agreements or arrangements, and cause the lenders and agents thereunder to release any Liens, security interest in, claims to or controls over the Shares or any of the assets of the Company or Subsidiary.

Section 6.09          Registration Rights.

On the Closing Date, the Purchaser shall enter into a Registration Rights Agreement with the Sellers receiving Purchaser Common Stock at Closing, the form of which will be mutually agreed upon in good faith by Purchaser and the Sellers prior to the Closing, and attached hereto as Exhibit D, which form will provide that: (i) subject to the resale restriction contained in the last sentence of this Section 6.09, Sellers will have "piggyback" registration rights with respect to the first registration statement on Form S-1 or Form S-3 under the Securities Act filed by the Purchaser after the Closing (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration pursuant to a Rule 145 transaction, or a registration in which the only Purchaser Common Stock being registered is Purchaser Common Stock issuable upon conversion of debt securities which are also being registered), (ii) with respect to any underwritten offering, such registration rights will be subject to underwriter cutback at the discretion of the managing underwriter for the offering, and (iii) with respect to each Seller receiving Purchaser Common Stock, the registration rights shall terminate upon the earlier of (x)  the day immediately after the one year anniversary of the Closing Date or (y) such date as all Purchaser Common Stock received by such Seller hereunder may be sold under Rule 144.  Such Registration Rights Agreement shall also contain other customary terms, conditions and restrictions applicable to such "piggyback" registration rights.  The Sellers receiving Purchaser Common Stock at Closing hereby agree that they will not transfer, sell or otherwise dispose of the shares of Purchaser Common Stock they receive at Closing at any time prior to that date which is six (6) months after the Closing Date.

Section 6.10          SEC Reports.

Subsequent to the Closing Date and until the earlier to occur of (i) the date no Seller owns any Purchaser Common Stock acquired pursuant to this Agreement, and (ii) the date on which the Sellers are eligible to sell such common stock without the need for any exemption under any applicable securities law (including without limitation the exemption provided under Rule 144 under the Securities Act), Purchaser shall file with the SEC all reports and other filings required to be filed by Purchaser in accordance with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE VII.  INDEMNIFICATION

Section 7.01          Survival Period.

The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in effect until the expiration of fifteen (15) months following the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.02 (Authorization), 3.03 (No Conflict or Violation), 3.05 (The Shares), 3.09(a) (Title to and Sufficiency of Assets), 4.01 (Authorization, Execution and Enforceability), 4.02 (No Conflict or Violation), 4.03 (Shares), 4.06 (Securities Act), 4.07 (Experience), 4.08 (Waive of Certain Transfer Restrictions) and 4.09 (S Corporation Shareholder) shall survive forever, (b) the representations and warranties set forth in Section 3.20 (Government Contracts and Subcontracts) shall survive the Closing and continue in effect until the expiration of thirty six (36) months following the Closing Date and (c) the representations and warranties set forth in Sections 3.15 (Environmental Matters), 3.16 (Intellectual Property), 3.17 (Tax Matters), 3.18 (Employee Benefit Plans) and 3.22 (Improper and Other Payments) shall survive the Closing and continue in effect until forty five (45) days after the expiration of all applicable statute of limitations with respect to the matters addressed therein (including any extensions or tolling or waiver thereof). The covenants and agreements made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity. No Party shall have any liability with respect to claims first asserted in connection with any representation, warranty, covenant or agreement after the applicable survival period, provided that any claim for indemnification under this Article VII relating to or arising out of any breach or violation of Section 6.01 must be made within fifteen (15) months after the Closing Date.  In the event, however, that notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement is given to the other Party in accordance with Section 9.01 within the applicable survival period (or within fifteen (15) months after the Closing Date in the case of claims relating to Section 6.01), the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

Section 7.02          Indemnification by the Sellers.

Subject to the terms and conditions of this Article VII, each Seller hereby agrees that, from and after the Closing Date, he or she shall severally indemnify, defend and hold harmless the Purchaser and its Affiliates, successors, assigns, and each of their respective directors, officers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any claim, obligation, loss, Tax, fine, penalty, damage, liability, judgment, settlement, cost or expense (including reasonable attorneys’ fees, and expert witness fees and disbursements and the cost of litigation) (collectively, “Losses”) incurred or suffered by any such Purchaser Indemnified Party relating to or arising out of (a) the breach or violation of any representation or warranty made by the Company or Subsidiary in Article III or the breach or violation of, or failure to perform any, covenant or agreement of said Seller or the Sellers’ Representative contained in this Agreement or in any other Transaction Document or (b) any debt, claim, liability, obligation or commitment of the Company or Subsidiary incurred prior to the Closing which was required to be disclosed under Section 3.11 or any other provision of this Agreement, and was not so disclosed (including Losses resulting from or arising out of the non-performance or non-compliance by the Company or Subsidiary of any covenant, agreement or condition of any contract, agreement, license, lease, Governmental Approval, commitment, permit, order or other instrument or arrangement to which it is a party or by which it or any of its property is bound, which covenant, agreement or condition was required thereby to be performed or complied with by the Company or Subsidiary prior to or on the Closing Date); and (c) the operation of the Subsidiary prior to the Closing Date.  Except as otherwise expressly set forth herein, any indemnification, reimbursement or other payment to be made by a Seller pursuant to this Section 7.02 shall be paid first from the Escrow Account and then directly by a Seller to the extent the funds in the Escrow Account are insufficient, as follows: (a) in accordance with each Seller’s Applicable Percentage with respect to Losses relating to or arising out of any breach of the representations and warranties in Article III or any breach, violation or failure to perform any covenant or agreement by the Sellers’ Representative herein or in any Transaction Document and (b) severally by the Sellers for all Losses relating to or arising out of said Seller’s breach, violation or failure to perform any covenant or agreement contained in this Agreement without regard to such Seller’s Applicable Percentage thereof unless the covenant or agreement that is the subject of the breach or nonperformance is contained in a section hereof that expressly states that each Seller is to make payment under such section in accordance with his or her Applicable Percentage; provided, however, that notwithstanding anything herein to the contrary, the liability of the Sellers under Section 6.05(f) shall be limited to the amount of the Aggregate Consideration each Seller receives under this Agreement.  Notwithstanding the foregoing, Purchaser agrees that to the extent the aggregate indemnity claims of the Purchaser with respect to Losses arising solely out of any breach of the representations and warranties in Article III other than the Fundamental Representations exceed the Escrow Amount, only those Sellers identified in Schedule 7.02 hereto (collectively, the “Controlling Shareholders”), who own 90.90% of the Shares transferred and sold hereunder, shall be severally liable for said indemnified Losses in excess of the Escrow Amount (on a pro rata basis solely in accordance with their Applicable Percentages), and no Seller other than the Controlling Sellers shall be liable to Purchaser for such Losses.

Section 7.03          Indemnification by All Sellers Individually.

Subject to the terms and conditions of this Article VII, each Seller hereby agrees that, from and after the Closing Date he or she shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any Losses incurred or suffered by any such parties relating to or arising out of any breach of any representation or warranty made by such Seller in Article IV of this Agreement, it being agreed and acknowledged that with respect to this Section 7.03 each Seller is providing indemnity only with respect to breaches of representations and warranties made by such Seller in Article IV and not those of any other Seller thereunder and that each Seller shall be liable only for the indemnified Losses for which such Seller is providing indemnity under this Section 7.03, without being limited to such Seller’s Applicable Percentage thereof, and no other Seller shall be liable for any such indemnified Losses.  Except as otherwise set forth herein, any indemnification or payment to be made by a Seller pursuant to this Section 7.03 shall be paid first from the Escrow Account to the extent of said Seller’s Applicable Percentage of the funds therein and then directly by the Seller to the extent said sums are insufficient to cover the indemnified Loss.  The maximum amount of funds in the Escrow Account that may be used to satisfy and pay an individual Seller’s indemnity obligations under this Section 7.03 shall be limited to said Seller’s Applicable Percentage of the Escrow Amount.

Section 7.04          Indemnification by Purchaser.

Subject to the terms and conditions of this Article VII, the Purchaser hereby agrees that, from and after the Closing Date, it shall indemnify, defend and hold harmless the Sellers, their heirs, legal representatives, successors, assigns, and agents (the “Seller Indemnified Parties”) from and against any Losses incurred or suffered by any such Seller Indemnified Party relating to or arising out of (a) the breach or violation of, or failure to perform, any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any other Transaction Document, (b) operations of the Company’s business or the Subsidiary subsequent to the Closing Date, but only to the extent the Losses arise solely out of post-Closing operations and (c) any debt, claim, liability, obligation or commitment of the Company or the Subsidiary incurred after the Closing Date.

Section 7.05          Third Party Claims.

The obligations and liabilities of the parties hereunder with respect to indemnity pursuant to this Article VII resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, “Claims”) shall be subject to the following terms and conditions:

(a)           The indemnifying party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Claim.

(b)           In the event that the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the other party shall fail to defend, the indemnified party (upon notice to the indemnifying party) shall have the right to undertake the defense by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the other party.

(c)           Notwithstanding anything in this Article VII to the contrary, (i) neither the indemnifying nor the indemnified party shall, without the other’s prior written consent (not to be unreasonably withheld or delayed), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, (ii) in the event that the indemnifying party undertakes defense of any Claim in accordance with Section 7.05(a), the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the indemnifying party and its counsel or other representatives concerning such Claim and (iii) in the event that the indemnified party undertakes defense of any Claim in accordance with Section 7.05(b), the indemnifying party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the indemnified party and its counsel or other representatives concerning such Claim.

Section 7.06          Limitations on Indemnification.

(a)           Except as provided below, the Sellers shall not be obligated to make any indemnification payments with respect to any breach of a representation or warranty under this Article VII unless and until the amount of such Losses described therein collectively exceeds Two Hundred Thousand Dollars ($200,000), (the “Basket Amount”), provided that once such Losses exceed such amount, the Sellers shall be obligated to make payments in respect of the full amount of such Losses (from the first dollar of such Losses and not only such Losses in excess of the Basket Amount).  Notwithstanding the first sentence of this Section 7.06(a), the Basket Amount will not apply to indemnified Losses resulting from or related to (i) breaches of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.05, 3.09(a), 3.13, 3.17, 4.01, 4.02, 4.03, 4.04, 4.06 and 4.07 (the “Fundamental Representations”), (ii) obligations of the Sellers to the extent a breach results from fraud or intentional misrepresentation by Sellers, and (iii) any failure to perform, nonfulfillment, nonobservance or other breach or violation of, or default in the performance of, any covenant or agreement of the Sellers or the Sellers’ Representative set forth in this Agreement.

(b)           Except as provided below, the Sellers’ maximum aggregate indemnification liability for all indemnified Losses under Section 7.02 relating to or arising out of the breach of any representation or warranty made by the Company or Subsidiary in Article III, or any failure to perform or breach or violation of, any covenant or agreement of the Sellers or the Sellers’ Representative set forth in this Agreement other than Sellers’ indemnity obligations in excess of Four Million Dollars ($4,000,000) under this Article VII and in Sections 6.05(f) and (g), shall not exceed Four Million Dollars ($4,000,000) (the “Cap No. 1”), provided that Cap No. 1 shall not apply to indemnified Losses resulting from or related to (i) breaches of the Sellers’ representations and warranties set forth in Sections 3.02, 3.05 and 3.17, and the Sellers’ agreement in Section 2.02 to sell, assign and transfer the Shares to the Purchaser free and clear of all Liens, (ii) the Sellers’ indemnification obligations under Section 7.03 that arise out of breaches of the representations and warranties made in Article IV, (iii) the obligations (including the indemnity obligations) of Sellers under Sections 6.05(f) and (g) herein, and (iv) obligations of the Sellers to the extent a breach results from fraud or intentional misrepresentation by Sellers, Company or Subsidiary.  Further, Sellers’ maximum aggregate indemnification liability for indemnified Losses under Section 7.02 relating to or arising out of any breach of the representations and warranties in Sections 3.02 and 3.05, shall not exceed Twenty Five Million Four Hundred Fifty Two Thousand Dollars ($25,452,000), which amount was calculated by multiplying $28,000,000 by .909 and represents the approximate consideration to be received by the Controlling Shareholders (“Cap No. 2”), provided that Cap No. 2 shall not apply to indemnified Losses resulting from obligations of the Sellers to the extent a breach of the representations and warranties in Section 3.02 or 3.05 results from fraud or intentional misrepresentation by Sellers, Company or Subsidiary.

(c)           The amount of any Loss for which indemnification is provided pursuant to this Article VII shall be net of (i) any amounts actually recovered by the indemnified party under its insurance policies or otherwise; (ii) any related reserve in respect thereof resulting in a purchase price adjustment pursuant to Section 2.03(d); and (iii) the reduction in current Tax liability of the indemnified party attributable to such Loss.

(d)           The Sellers shall not have any claim for contribution from or against the Company or Subsidiary as a result of any indemnification or other payments made by any of the Sellers to any of the Purchaser Indemnified Parties pursuant to this Agreement.

(e)           An indemnifying person shall not be responsible or liable for Losses or other amounts under this Article VII that are consequential, special, exemplary, punitive, in the nature of lost profits or diminution in value or otherwise not actual damages, except for claims for indemnification which involve third party claims and claims for indemnification (whether or not involving third party claims) resulting from or relating to (i) breaches of the representations and warranties set forth in Sections 3.02, 3.05 and 3.17; and (ii) the obligations (including the indemnity obligations) of Sellers under Section 6.05(f) herein.

(f)            Notwithstanding anything else in this Article VII to the contrary, no party shall be limited, at any time, from recovering any and all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation.

(g)           The Sellers and the Purchaser agree and acknowledge that the rights to indemnification provided for in Sections 6.05(f) and (g) and this Article VII shall be the sole and exclusive remedy (regardless of the theory or cause of action pled) for monetary damages of the Sellers on the one hand, or the Purchaser, on the other hand, as the case may be, after the Closing for and with respect to any breach of or inaccuracy in any representation or warranty of the other party and for any failure by the other party to perform and comply with any covenants and agreements contained in this Agreement, and each party to this Agreement hereby waives to the fullest extent permitted by law, any other rights or remedies that may arise under any applicable law in connection therewith, provided, however, that nothing herein will limit in any way any party’s rights hereunder, or otherwise, to specific performance or injunctive relief.

Section 7.07          Cooperation.

The parties shall cooperate with any reasonable request of the other and make available, at the other’s expense, all information (but excluding privileged communications) necessary for the other to pursue any indemnification or reimbursement from a third party for any Losses in the event that the other elects to pursue such indemnification or reimbursement.  The Sellers’ Representative shall fully cooperate with Purchaser in seeking and obtaining payment from the individual Sellers of all amounts due to Purchaser under this Article VII.

ARTICLE VIII. CONDITIONS PRECEDENT

Section 8.01         Conditions to Obligations of Each Party.  The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

(a)           No Injunction, etc.  Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Applicable Law to such effect shall be pending.

Section 8.02         Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Purchaser) on or prior to the Closing Date of the following additional conditions:

(a)           Representations; Performance.  Each of the representations and warranties of Sellers, Subsidiary and Company contained in this Agreement shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date.  Company, Subsidiary and Sellers shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by any of them prior to or on the Closing Date, including all deliveries set forth in Section 2.06.  Company, Subsidiary and Sellers’ Representative shall have delivered to Purchaser a certificate, dated the Closing Date, to the foregoing effect and to the effect of Section 8.02(b).

(b)           No Material Adverse Change. Since the Balance Sheet date, there shall not have occurred any Company Material Adverse Effect.

Section 8.03          Conditions to Obligations of Sellers, Subsidiary and Company.  The obligation of Sellers, Subsidiary and Company to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Sellers, Subsidiary and the Company), on or prior to the Closing Date, of the following additional conditions:

(a)           Representations; Performance.  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date.  Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including all deliveries set forth in Section 2.07.  Purchaser shall have delivered to Sellers’ Representative a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

(b)           Payment of Audit Fees.  All audit fees payable to Stegman & Company for the 2010 audit of the Company’s financial statements shall be paid by Purchaser.

(c)           Employment Agreements.  Purchaser shall execute an Employment Agreement with each of the Sellers set forth on Schedule 2.06 substantially in the form attached hereto as Exhibit C.

ARTICLE IX.  GENERAL PROVISIONS

Section 9.01           Notices.

All notices, demands, requests or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement or any other Transaction Document shall be in writing, hand delivered (including delivery by overnight courier) or transmitted by facsimile and addressed as follows:

If to the Sellers:

As set forth in the signature pages hereto

with copies (which shall not constitute notice) to:

Saul Ewing LLP
2600 Virginia Avenue, Suite 1000
Washington, D.C. 20037
Attention:  Mark I. Gruhin, Esquire
Fax:  (202) 295-6719

If to the Sellers’ Representative:

As set forth in the signature pages hereto

with copies (which shall not constitute notice) to:

Saul Ewing LLP
2600 Virginia Avenue, Suite 1000
Washington, D.C. 20037
Attention:  Mark I. Gruhin, Esquire
Fax:  (202) 295-6719

If to the Company:

Sycamore.US, Inc.
241 E. 4th Street
Suite 105
Frederick, MD  21701
Attention:  Kurt Heckman
Fax:  (301) 668-4683

with copies (which shall not constitute notice) to:

Saul Ewing LLP
2600 Virginia Avenue, Suite 1000
Washington, D.C. 20037
Attention:  Mark I. Gruhin, Esquire
Fax:  (202) 295-6719

If to the Purchaser:

The KEYW Holding Corporation
1334 Ashton Road, Suite A
Hanover, MD 21076
Attention:  John Krobath
Fax:  (443) 270-5301

and with copies (which shall not constitute notice) to:

Astrachan Gunst Thomas Rubin, P.C.
217 E. Redwood Street, Suite 2100
Baltimore, MD  21202
Attention:  Donna M.D. Thomas, Esq.
Fax:  (410) 783-3530

or such other address as the addressee may indicate by written notice.

Each notice, demand, request or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 9.02          Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 9.03          Benefit and Assignment.

Neither the Sellers, Subsidiary nor the Company, on the one hand, nor the Purchaser, on the other hand, shall assign this Agreement, in whole or in part, whether by operation of Law or otherwise without the prior written consent of the other.  Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No Person other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the representations and warranties, covenants and other agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

Section 9.04          Amendment.

No amendment, modification, supplement or waiver of this Agreement shall be binding unless executed in writing by the Sellers, the Company, the Subsidiary and the Purchaser.

Section 9.05          Severability.

If any part of any provision of this Agreement or any other Transaction Document shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

Section 9.06          Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

(a)            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the Laws of the State of Maryland, excluding the choice of Law rules thereof.

(b)           THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER EXISTING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN OR AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c)           Each of the Sellers’ Representative, the Sellers and the Purchaser agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns shall be brought and determined in the federal or state courts of Maryland and each of the Sellers, the Sellers’ Representative and the Purchaser hereby submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.  Each of the Sellers, the Sellers’ Representative and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through judgment or otherwise), and (iii) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by either such court.

Section 9.07          Specific Performance.

The parties hereto acknowledge and agree that the breach by any of them of this Agreement would cause irreparable damage to the other parties hereto and that they will not have an adequate remedy at Law.  Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies at Law or otherwise which any party may have under this Agreement or otherwise.

Section 9.08          Interpretation.

When a reference is made in this Agreement to a Section, subsection, Exhibit or Schedule, such reference shall be to a Section, subsection, Exhibit or Schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement, in any Schedules and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit or Schedule and not otherwise defined shall have the meaning given to such term in this Agreement.  Unless the context clearly requires otherwise, whenever the words “include”, “includes”, “including”, “such as” or terms of similar meaning are used in this agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein”, “hereby” and “hereunder” and terms of similar meaning when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms.  Any agreement or instrument defined or referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  References to a Person are also to its permitted successors and assigns.  Pronouns of one gender shall include all genders.  All accounting conventions shall be consistent with GAAP unless otherwise specified.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.  All references to “Dollars” or “$” shall be to U.S. Dollars unless otherwise specified.

Section 9.09          Signature in Counterparts.

This Agreement may be executed in separate counterparts (whether transmitted by facsimile or other electronic means) none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section. 9.10         Remedies Cumulative.

Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

Section 9.11          Entire Agreement.

This Agreement (including the Recitals which are incorporated in and made a part of this Agreement), together with all Exhibits and Schedules hereto and the Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

Section 9.12         Attorneys’ Fees.  If any Party hereto initiates any legal action arising out or in connection with this Agreement, the prevailing Party in such legal action, as determined by the court, shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The KEYW Holding Corporation

By:	/s/ Leonard E. Moodispaw
Name: Leonard Moodispaw
Title: Chief Executive Officer

Sycamore.US, Inc.

By:	/s/ Kurt L. Heckman
Name: Kurt. L Heckman
Title: President

Sycamore Services, Inc.

By:	/s/ Hal Ammann
Name: Hal Ammann
Title: President

Sellers’ Representative

By:	/s/ Kurt Heckman
Kurt Heckman

Address:

[Sellers’ Signature Pages to Follow]

Seller Signature Page to

The KEYW Holding Corporation

Sycamore.US, Inc.

Sycamore Services, Inc.

Stock Purchase Agreement

Seller:	Each of the below signed this Seller
Signature Page

Signature:

Printed Name:

Address:

/s/ Kurt Heckman	/s/ Beth Harvey
/s/ Jim Lockwood	/s/ Phil Dawson
/s/ Hal Ammann	/s/ Sean McDonagh
/s/ Keith Howard	/s/ Tim Defogg
/s/ Adam Siegel	/s/ Al Hinton
/s/ Gordon Steever	/s/ Andy Seaman
/s/ Greg Ott	/s/ Mike Hicken
/s/ Todd Wilson	/s/ Chris Howell
/s/ Dave Gauvin	/s/ Lance Myers
/s/ Bob Clark	/s/ Wayne Dumonchelle
/s/ Steve North	/s/ Eric Hittle
/s/ Melissa Wilson
/s/ Russ Cleaver
/s/ Dave DeMann
/s/ Mark Broeker
/s/ Tim Walsh
/s/ Wendie Meldrum
/s/ Barbara Shap
/s/ Mike Hoolehan
/s/ Ruth MacLean
/s/ Dave Menendez
/s/ Ryan Herbert
/s/ Steve Byers
/s/ Jim Werner